PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED DECEMBER 19, 2000                 REGISTRATION NO. 333-50282

                                 $1,660,000,000

                              SANMINA CORPORATION
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2020
                           AND SHARES OF COMMON STOCK

    This prospectus supplement relates to the resale by the selling securityholders of zero coupon convertible subordinated debentures due 2020 of Sanmina Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina Corporation issuable upon the conversion of the debentures.

    This prospectus supplement should be read in conjunction with the prospectus dated December 19, 2000 which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

    The table below sets forth information as of the date hereof concerning beneficial ownership of the debentures of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                             PRINCIPAL
                                             AMOUNT AT
                                            MATURITY OF                       NUMBER OF
                                             DEBENTURES                       SHARES OF
                                            BENEFICIALLY    PERCENTAGE OF    COMMON STOCK     PERCENTAGE OF
                                             OWNED THAT      DEBENTURES      THAT MAY BE      COMMON STOCK
                   NAME                     MAY BE SOLD      OUTSTANDING       SOLD(1)       OUTSTANDING(2)
                   ----                     ------------    -------------    ------------    ---------------
1976 Distribution Trust
  FBO A. R. Lauder/Zinterhofer............       69,000            *               447          *
1976 Distribution Trust
  FBO Jane A. Lauder......................       71,000            *               460          *
American Motorist Insurance Corporation...    2,583,000            *            16,745          *
Arapahoe County Colorado..................      251,000            *             1,627          *
Arpeggio Fund LP..........................    3,900,000            *            25,282          *
Bear, Stearns & Co. Inc...................   11,500,000            *            74,550          *
British Virgin Island Social Security
  Board...................................      187,000            *             1,212          *
Canyon Capital Arbitrage Master Fund,
  Ltd.....................................    4,000,000            *            25,930          *
Canyon Value Realization (Cayman) Ltd.....   36,000,000          2.2%          233,374          *
City University of New York...............      620,000            *             4,019          *
Deutsche Bank Securities Inc..............   89,500,000          5.4%          580,193          *
Grable Foundation.........................      497,000            *             3,222          *
Grady Hospital Foundation.................      538,000            *             3,488          *
Granville Capital Corporation.............   66,500,000          4.0%          431,093          *
Gryphon Domestic III LLC..................   11,000,000            *            71,309          *
Independence Blue Cross...................      377,000            *             2,444          *
ING Pilgrim Convertible Fund..............    5,000,000            *            32,413          *
Investcorp-Sam Fund Limited...............   11,800,000            *            76,495          *
JMG Triton Offshore Fund, Ltd.............   38,500,000          2.3%          249,580          *
KBC Financial Products....................    4,000,000            *            25,930          *
Local Universities Support Corporation....      237,000            *             1,536          *
Lydian Overseas Partners Master Fund......   65,000,000          3.9%          421,369          *
Mainstay Convertible Fund.................    3,500,000            *            22,689          *
McMahan Securities Co. L.P................    3,500,000            *            22,689          *
Merrill Lynch Insurance Group.............    1,278,000            *             8,285          *
Nabisco Holdings..........................      148,000            *               959          *
New Orleans Firefighters Pension/Relief
  Fund....................................      556,000            *             3,604          *
Northwestern Mutual Life Insurance
  Company.................................    7,250,000            *            46,999          *

                                             PRINCIPAL
                                             AMOUNT AT
                                            MATURITY OF                       NUMBER OF
                                             DEBENTURES                       SHARES OF
                                            BENEFICIALLY    PERCENTAGE OF    COMMON STOCK     PERCENTAGE OF
                                             OWNED THAT      DEBENTURES      THAT MAY BE      COMMON STOCK
                   NAME                     MAY BE SOLD      OUTSTANDING       SOLD(1)       OUTSTANDING(2)
                   ----                     ------------    -------------    ------------    ---------------
Northwestern Mutual Life Insurance Company
  Group Annuity Separate Account..........      750,000            *             4,862          *
Occidental Petroleum Corporation..........      959,000            *             6,217          *
Ohio Bureau of Workers' Compensation......      655,000            *             4,246          *
Raytheon Master Pension Trust.............    1,989,000            *            12,894          *
Rhapsody Fund LP..........................   13,300,000            *            86,219          *
RJR Reynolds..............................      475,000            *             3,079          *
SG Cowen Securities.......................   40,000,000          2.4%          259,304          *
Shell Pension Trust.......................    1,828,000            *            11,850          *
State of Maryland Retirement Agency.......   13,186,000            *            85,480          *
Value Line Convertible Fund, Inc..........    2,200,000            *            14,262          *
Value Realization Fund, LP................   30,000,000          1.8%          194,478          *
White River Securities LLC................   11,500,000            *            74,550          *
Any other holder of Debentures or future
  transferee, pledgee, donee or successor
  of any holder...........................  106,838,000          6.4%          692,588          *

-------------------------
 * Less than 1%

(1) Assumes conversion of all of the holder's debentures at a conversion price of $6.4826 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures -- Conversion of Debentures by Holders." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 305,185,438 shares of common stock outstanding as of January 10, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

(4) Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

                           -------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                     BEGINNING ON PAGE 6 OF THE PROSPECTUS.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

          The date of this Prospectus Supplement is January 12, 2001.